Exhibit 99.1

FOR IMMEDIATE RELEASE

Vivint Solar Closes $811 Million of New Financing

Leading full-service residential solar provider announces closing and funding of its first securitization

LEHI, Utah, June 11, 2018—Vivint Solar, Inc. (NYSE: VSLR) today announced the closing and funding of $811 million aggregate principal amount of debt financing comprised of two separate transactions. The first is a capital markets issuance by its wholly-owned subsidiary, Vivint Solar Financing V, LLC, of $466 million aggregate principal amount of Solar Asset Backed Notes, Series 2018-1 (issued in two classes – $400 million Series 2018-1 Class A Notes and $66 million Series 2018-1 Class B Notes). The offering was upsized from the original offering size of $355 million to become the largest securitization of residential solar power purchase agreements and leases to date. Credit Suisse Securities (USA) LLC and Citigroup Global Markets, Inc. acted as joint bookrunners and co-structuring agents and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and SunTrust Robinson Humphrey, Inc.  acted as co-managers for the issuance of the Series 2018-1 Notes.

In addition, Vivint Solar Financing IV, LLC issued, in a private placement, $345 million aggregate principal amount of Solar Asset Backed Notes, Series 2018-2. Credit Suisse was the sole arranger of the private placement of the Series 2018-2 Notes.

The proceeds from these two financings will be used to repay in full, or reduce the outstanding balance of, certain existing debt facilities of Vivint Solar, Inc. and its subsidiaries and for general corporate purposes. Overall these transactions lower Vivint Solar, Inc.’s blended total credit spreads by approximately 160 basis points.

The Series 2018-1 Class A Notes will have an interest rate of 4.73 percent and an anticipated repayment date of October 30, 2028. The Series 2018-1 Class B Notes will have an interest rate of 7.37 percent and an anticipated repayment date of October 30, 2028. Vivint Solar Financing IV, LLC entered into an interest rate swap concurrent with issuance of the Series 2018-2 Notes that results in an implied all-in interest rate of approximately 5.95 percent. The term of each of the separate financings was structured to exceed the expected “flip” date of the underlying project tax equity funds.

“We are pleased to announce this new milestone in the evolution of our financing strategy, which optimizes and simplifies our term debt structure while allowing us to repay more expensive outstanding loans, increase advance rates, lock in attractive fixed borrowing rates and create incremental liquidity for the business,” said Chief Commercial Officer and Head of Capital Markets Thomas Plagemann. “We appreciate our investors’ continued support and commitment to accelerating solar power adoption.”

On a combined basis the financings provide back-leverage financing for a portfolio of 16 tax equity funds and one wholly owned subsidiary that own 575 megawatts and over 86,000 residential solar energy systems.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, and there shall not be any offer or sale of these securities in any state in which such offer, solicitation or sale would be unlawful. These securities will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

About Vivint Solar

Vivint Solar is a leading full-service residential solar provider in the United States. With Vivint Solar, customers can power their homes with clean, renewable energy and typically achieve significant financial savings over time. Offering integrated residential solar solutions for the entire customer lifecycle, Vivint Solar designs and installs the solar energy systems for its customers and offers monitoring and maintenance services. In addition to being able to purchase a solar energy system outright, customers may benefit from Vivint Solar's affordable, flexible financing options, power purchase agreements, or lease agreements, where available. For more information, visit www.vivintsolar.com or follow @VivintSolar on Twitter.

Investor Contact:	Rob Kain 855-842-1844 ir@vivintsolar.com
Press Contact:	Brian Hunter 385-202-6577 pr@vivintsolar.com